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                           SALE AND PURCHASE AGREEMENT


      This Sale and Purchase Agreement ("Agreement") dated as of the 1st day of May, 1998, by and between FW MARINE PROPERTIES, INC., a Texas corporation ("Purchaser"), and GALVESTON SHIPBUILDING COMPANY, a Texas corporation ("Seller").

                                 INTRODUCTION

      Seller desires to sell and Purchaser desires to purchase the assets of Seller's barge construction operations located at 6800 Harborside Drive and which began January 1, 1996 (the "Business") on the terms and conditions set forth in this Agreement.

      In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

                                  ARTICLE 1
                                    SALE

1.01. Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of the assets (excluding the Excluded Assets), used in the operation of the Business of Seller (the "Assets"); including, but not limited to:

      (a) Those assets (equipment and fixtures) located on the Land (defined below) and those assets described in the WFA/Collateral Review Services, Inc. appraisal dated March 25, 1998, and Tracts A and B described in the Dominy, Ford & McPherson, Inc. appraisal dated March 25, 1998 (collectively the "Appraisals"), attached hereto as Schedule 1.01(a). The legal descriptions for Tracts A and B are described as three separate tracts and identified as Tracts I, II, and III on Exhibit A. Tracts I, II, and III, collectively, are referred to in this Agreement as the "Land".

      (b) Seller's rights under the Barge Construction Agreement dated November 4, 1997, by and between Seller and Petroleum Transport Corporation, a Delaware corporation, calling for
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construction of four (4) 297' x 50' x 12' double skin tank barges and attached hereto as Schedule 1.01(b) (the "Assigned Contract").

      (c) All of Seller's inventory supplies and work in progress related to the ongoing activity as of the Closing Date (as defined in Section 1.13 below) under the Assigned Contract.

      (d) [RESERVED].

      (e) All goodwill, trademarks, services marks and trade names associated with, or used in connection with, the Business, including, without limitation, the name "Galveston Shipbuilding Company".

      (f) Originals or copies (at Seller's discretion) of all records in the custody of Seller directly concerning or related to the Assets.

      (g) All customer and client lists, records, drawings and charts associated with the Business and not to Seller's other operations, whether written, stored in computer memory, or on hard copy.

      (h) All sales literature, promotional material, and other general files and printed forms used in connection with the Business.

      (i) All rights of Seller under all licenses and other governmental approvals and permits associated with, or relating to, the Business (collectively, the "Permits").

      (j) All telephone numbers and telephone and yellow page directory listings associated with, or relating to, the Business.

      (k) All equipment and software for the drafting systems and software for accounting systems used by Seller in connection with the Business.

      (l) Copies of 1996-1998 payroll records for those employees of Seller who work primarily with the Business.


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      (m) All records relating to vendors dealing with Seller in connection with the Business.

      (n) All financial records of Seller related exclusively to the Business, except that to the extent that Seller's financial records for the Business are commingled with the financial records of Seller's other businesses, Seller shall separate out the financial records of the Business.

      (o) All rights of Seller under those gantry crane and crawler crane leases attached hereto as Schedule 1.01(o) (collectively, the "Crane Leases"). Seller shall have the option to assume other leases, if any, with lessor's consent, if necessary.

      All of the above described records, properties, assets and rights are referred to herein collectively as the "Assets." The "Assets" shall not include any "Excluded Assets," as defined in Section 1.02 below. The "Assets" shall include, without limitation, all writings, software, records, properties, assets and rights of the Seller used primarily in connection with the Business but shall not include financial records of any nature which contain information concerning Seller's other business operations.

                                 EXCLUDED ASSETS

1.02. Notwithstanding the provisions of Section 1.01 hereof, (i) the Seller's assets not used in connection with the Business; (ii) Seller's accounts receivable, accounts payable, bank accounts; (iii) the office computers, office equipment, office furniture and office furnishings located at 6000 Harborside Drive, Galveston, Texas 77554; (iv) other property, machinery, and equipment exclusively associated with Seller's investment properties and Seller's tugboat and repair yard, none of which are nor have been, items associated with the Business; and (iv) Seller's books, papers, documents, records, writings and software which contain information concerning Seller's other business operations, shall not be acquired by Purchaser, shall not constitute "Assets," and shall be referred to herein collectively as the "Excluded Assets."


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                          NO ASSUMPTION OF LIABILITIES

1.03. Except as otherwise specifically provided for herein, Purchaser is not assuming any obligations, debts or liabilities of Seller whatsoever, and Seller hereby contracts and agrees to indemnify and hold Purchaser free and harmless from and against any and all such debts, obligations and liabilities, including, without limitation, the following described debts, obligations and liabilities:

      (a) any liability, indebtedness or obligation of Seller for borrowed money, whether absolute or contingent, direct or indirect;

      (b) any liabilities or obligations arising out of or in connection with any litigation, claim, investigation or proceeding (including, without limitation, losses, costs, expenses, attorneys' fees, and damages incurred in connection therewith) which relate to Seller, or which relate to services performed or products delivered prior to the Closing, or which arise out of actions taken by, or omissions of, Seller prior to the Closing;

      (c) any federal, state, local or other income and other taxes payable by Seller, and any interest, penalties and other charges with respect thereto;

      (d) any liability under any employee benefit plan or employee welfare benefit plan, or regarding any compensation or withholding taxes owed to or with respect to any employee or contractor of Seller;

      (e) any liabilities and obligations of Seller for payroll, wages, salaries, bonuses, vacation, sick pay, severance pay, and other like amounts due to officers, directors, employees, contractors and agents of Seller;

      (f) any liabilities and obligations of Seller based upon tortious or illegal conduct;


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      (g) any liabilities and obligations of Seller for any breach or violation of any contracts of Seller at any time other than the Assigned Contract, and any liabilities and obligations of Seller for any breach or violation of the Assigned Contract, the Crane Leases, or the Permits, prior to the Closing;

      (h) any liabilities and obligations of Seller for environmental or ecological matters, which occurred, existed or arose prior to the Closing, including those relating to the use, transport, disposal, handling or storage of hazardous or toxic materials, pollutants, contaminants, petroleum products, or waste;

      (i) any liability or obligation of Seller for violations of law;

      (j) any liability or obligation to any customer or client of Seller, or other third party, as a result of: recapture of amounts paid by any such payor to Seller; or any overpayments made by such payor to Seller; or any disallowance of any claim made by Seller; and

      (k) any tort liability, products liability, liability for latent defects, or errors of omissions liability of Seller.

      All of such obligations, debts and liabilities are referred to herein collectively as the "Excluded Liabilities." Notwithstanding the foregoing, Purchaser will assume the obligations of Seller under the Assigned Contract, the Crane Leases, and the Permits, but only to the extent that they represent obligations which are assignable and are, by their written terms, to be performed in the ordinary course subsequent to the Closing (collectively, the "Assumed Obligations"). Purchaser shall not have any responsibility whatsoever for any liability or obligation to any party to the Assigned Contract for verbal, implied, or other terms, conditions, limitations, or commitments that are not specifically set forth in writing on the face of the Assigned Contract or arise as a matter of law, and Seller hereby agrees to indemnify and hold Purchaser free and


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harmless from and against any and all of same. THE INDEMNIFICATION AND
ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT: THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

                                 NO ENCUMBRANCES

1.04. Except as to Permitted Encumbrances as defined in Section 1.06 and other disclosures made by Seller to Purchaser in this Agreement, the conveyance of the Assets to Purchaser hereunder shall be free and clear of all claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, leases, and encumbrances. All such claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, leases and encumbrances are herein referred to individually as an "Encumbrance" and collectively as "Encumbrances." Should it be determined after the Closing Date that any Encumbrance (other than a Permitted Encumbrance) exists, Purchaser shall give Seller written notice of such Encumbrance and Seller will have ten (10) business days after written notice to cure the same. Should Seller fail to cure same within such time period, Purchaser may, at Purchaser's option, discharge such Encumbrance, and proceed to recover from Seller all costs and expenses of discharging same, including attorneys fees and court costs and other out-of-pocket expenses incurred by Purchaser in discharging same and in recovering same from Seller.


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                             CONSIDERATION FOR SALE

1.05. In consideration of the sale and transfer of the Assets and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall pay to Seller on the Closing Date, the sum of Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) (the "Purchase Price") of which the sum of One Million and No/100 Dollars ($1,000,000.00) shall be placed into escrow as provided in Section 1.10 below and of which the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) shall be placed into escrow as provided in Section 1.12 below. The Purchase Price shall additionally be subject to the Purchase Price Adjustments provided for in Section 1.07 below.

      The Purchase Price will be paid in U.S. Dollars by wire transfer, cashier's check or certified check on the Closing Date. After the Closing, the Seller shall not distribute or pay to its shareholder and shall maintain a minimum of One Million and No/100 Dollars ($1,000,000.00) in unsecured and unpledged funds in its corporate accounts until the later of the date on which the Purchaser has completed all work under the Assigned Contract and has been paid-in-full for all such work, and any Purchase Price adjustments as required in Section 1.07 have been made. Seller shall from time to time provide Purchaser with confirmation of such funds.

                   TITLE COMMITMENT, SURVEY AND ENVIRONMENTAL

1.06. Seller has already delivered to Purchaser a commitment for title insurance covering the Land issued by Chicago Title Company-Galveston. Seller has already delivered to Purchaser a survey of the Land prepared by a licensed Texas surveyor and a Phase I environmental audit covering the Land. Purchaser may furnish to Seller written notice of any objections to the matters disclosed therein. Should Purchaser fail to provide such notice prior to closing, Purchaser shall have waived any objection. Should Purchaser object to any matter shown on the title commitment


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or survey, Seller shall have until the Closing Date to address the objection to
Purchaser's reasonable satisfaction. If Seller is unable to cure Purchaser's reasonable objection(s) to any matter shown on the title commitment or survey on or before the Closing Date, Purchaser may (i) terminate this Agreement and neither party shall thereafter have any obligation to the other, or (ii) proceed to Closing, in which case Purchaser will be deemed to have accepted the Land subject to such objections, and such objections will be deemed Permitted Encumbrances. Any objections Purchaser makes to the Phase I environmental audit will be cured by Seller in the manner described in Section 1.12 of this Agreement. Any matter disclosed in the title commitment, survey or Phase I environmental audit to which Purchaser does not object, any matter to which Purchaser has objected but that Seller has cured to Purchaser's reasonable satisfaction, and any matter deemed a Permitted Encumbrance shall be referred to and considered a "Permitted Encumbrance" under this Agreement.

                           PURCHASE PRICE ADJUSTMENTS

1.07. As provided in Section 1.05, the total Purchase Price shall be Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00) payable at Closing subject to the Purchase Price Adjustments provided in (a) and (b) hereinbelow.

      The Purchase Price defined above shall be adjusted upward or downward after the completion of the Assigned Contract and of Purchaser's obligations under the purchase orders described in Section 3.06 (the "Purchase Orders") for completion of up to five barge canopy covers for Cargill, Inc., according to the following:

      (a) If Purchaser's total Net Profit as defined in Section 1.07(c) below on the Assigned Contract and Purchase Orders does not equal or exceed One Million and No/100 Dollars ($1,000,000.00), the Purchase Price shall be adjusted downward by that amount by which the Net


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Profit on the Assigned Contract and Purchase Orders falls short of $1,000,000.00
(the "Downward Purchase Price Adjustment").

      (b) If Purchaser's total Net Profit on the Assigned Contract and Purchase Orders exceeds One Million and no/100 Dollars ($1,000,000.00), the Purchase Price shall be adjusted upward by that amount by which the Net Profit on the Assigned Contract and Purchase Orders exceeds One Million and No/100 Dollars ($1,000,000.00) (the "Upward Purchase Price Adjustment").

      (c) The "Net Profit" on the Assigned Contract and Purchase Orders shall be determined in accordance with generally accepted accounting principles with overhead charged to such contracts at 114% of the cost of labor. All payments under the Barge Construction Consulting Agreement, between West Gulf Marine, Inc. and Purchaser, shall be included as additional costs of such contracts. Purchaser shall submit to Seller the revenues and costs of the Assigned Contract and Purchase Orders upon completion. Seller shall have five (5) business days to verify such figures on the books and records of Purchaser. Five (5) business days after approval of such figures by Seller, Purchaser shall pay to Seller the amount of any Upward Purchase Price Adjustment or Seller shall pay to Purchaser the amount of any Downward Purchase Price Adjustment.

                          ALLOCATION OF PURCHASE PRICE

1.08. The parties agree that the Purchase Price shall be allocated according to the fair market values set forth in the Appraisal. In the event the Purchase Price exceeds such fair market values as set forth in the Appraisal, the excess shall be allocated to goodwill. Each party will timely file IRS Form 8594 as required under the Internal Revenue Code, which shall be completed in conformity with the allocations set forth in this Agreement.


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                            REIMBURSEMENT OF DEPOSITS

1.09. Purchaser agrees to reimburse Seller at, or immediately after, Closing for the amount of any deposits, such as utility or telephone deposits, which Purchaser desires to assume.

                         TITLE COMPANY ESCROW AGREEMENT

1.10. The Seller and Purchaser shall execute and deliver the escrow agreement attached hereto as Exhibit B and incorporated herein (the "Title Company Escrow Agreement"), under which Seller shall deposit One Million and No/100 Dollars ($1,000,000.00) of the Purchase Price with Chicago Title Insurance Company pending Seller's ability to obtain a patent (the "Patent") from the State of Texas and convey good and marketable title (subject to the exceptions identified in the title commitment for such property issued by Chicago Title Insurance Company under GF# 224172) to Purchaser to the 2.573 acres described in Exhibit C attached hereto and incorporated herein (the "Filled Land").

      Seller shall have a period of five (5) years in which to obtain the Patent and convey the Filled Land to Purchaser during which time Purchaser shall lease the Filled Land from Seller for One and No/100 Dollars ($1.00) each year, pursuant to the Possession\Lease Agreement attached hereto and incorporated herein as Exhibit D. When Seller obtains the Patent for the Filled Land, Seller shall convey such to Purchaser, and Seller shall be entitled to, and the escrow agent shall pay to Seller, the One Million and No/100 Dollars ($1,000,000.00) held in escrow together with any interest which has accrued thereon. If at the end of said five (5) year period Seller has not obtained the Patent and cannot convey the Filled Land to Purchaser, Seller shall convey to Purchaser, by deed without warranty, the Filled Land, and Purchaser shall be entitled to, and the


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escrow agent shall pay to Purchaser, the One Million and No/100 Dollars
($1,000,000.00) held in escrow together with any interest which has accrued thereon. Notwithstanding anything to the contrary above, the parties agree that the terms of the Title Company Escrow Agreement shall control as to all particulars of the sale of the Filled Land by Seller to Purchaser.

                      OPTION TO ACQUIRE ADDITIONAL PROPERTY

1.11. For and in consideration of the agreements herein and in the event that the Purchaser consummates the purchase of the Land and the Business, Seller grants to Purchaser and Purchaser accepts for a period of one (1) year from the date hereof (the "Option Period"), the option to acquire the tract of land owned by Seller on the south side of Harborside Drive in Galveston, Texas, which is comprised of 4.95 acres, more or less (the "Option Property"), for a purchase price of Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00), free and clear of all liens and encumbrances (except those exceptions identified in the title commitment for such property issued by Chicago Title Insurance Company under GF# 224146) through a general warranty deed from Seller conveying good and marketable title (subject to the exceptions identified in the title commitment for such property issued by Chicago Title Insurance Company under GF# 224146). The legal description for the Option Property is attached as Exhibit E. Prior to exercising the option, Purchaser shall have the right to inspect the Option Property, including the right to access and conduct environmental inspections and tests, at Purchaser's cost and risk. Purchaser hereby indemnifies Seller from and against any claims made against Purchaser that may result from the exercise of Purchaser's rights to access and inspect the Option Property. Purchaser may exercise this option during the Option Period upon thirty (30) days written notice to Seller, and the sale shall be consummated on the thirty-fifth (35th) day after Purchaser exercises the option at Chicago Title Company - Galveston at 10:00 a.m. Galveston time. Purchaser shall bear the cost



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of any title insurance on the Option Property. The Owner's policy shall be in the form of the commitment covering said property and accepted by Purchaser. Taxes for the year of sale shall be prorated to the date of the sale with Seller being responsible for all ad valorem taxes and assessment prior to the date of Closing.

                 ENVIRONMENTAL REMEDIATION AND ESCROW AGREEMENT

1.12. (a) The Seller and Purchaser shall execute and deliver the Escrow Agreement attached hereto as Exhibit F and incorporated herein (the "Environmental Remediation Escrow Agreement"), under which the Seller shall deposit Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) of the Purchase Price with Southwest Bank of Texas, N.A., to cover costs or expenses relating to the environmental remediation described in Section 1.12(b) during a period of four (4) years after the Closing. The Environmental Remediation Escrow Agreement does not in any way limit Seller's indemnification obligation to Purchaser under Section 1.03.

      (b) Seller has obtained a Phase I environmental audit, a copy of which is attached as Schedule 1.12(b). Seller will engage one or more environmental consultants and attorneys to assist Seller in determining the nature of any contamination on the Land and the extent of remediation necessary to perform a complete closure of any such contamination. Seller will cooperate with all federal, state, and local agencies with appropriate jurisdiction and will satisfy all governmental requirements necessary to effectuate an appropriate remediation of the Land. Seller will remediate the Land to the extent and to all levels required by governmental regulation pursuant to applicable guidelines, rules, and regulations.

      (1) Specifically, Seller will perform all remediation necessary to attain closure under the Texas Risk Reduction Rules (30 Texas Administrative Code Sections 335.551 et seq.) in effect at the Closing date. Purchaser shall have the right to approve in




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      advance any proposed remediation plan and schedule, such approval not to be unreasonably withheld or delayed. Seller shall take all steps necessary to complete such remediation within four months of the Closing Date. Seller shall have the responsibility to restore the Assets to their original pre-remediation operating condition after the remediation is complete. If Seller fails to complete such remediation with four months of the Closing Date, Purchaser can at its sole discretion assume control of and complete such remediation, and Purchaser can draw on the funds deposited under the Environmental Remediation Escrow Agreement to pay for costs as they are incurred during and related to such remediation.

      (2) At Purchaser's sole election, Seller shall obtain a certificate of completion from the Texas Natural Resource Conservation Commission under the Texas Voluntary Cleanup Program. If Purchaser elects to approve Seller's pursuit of TNRCC approval under the Voluntary Cleanup Program, Seller shall take all reasonable actions necessary to assure the Purchaser enjoys, to the extent provided by law or regulation, all benefits and protections provided by the Voluntary Cleanup Program (VCP). Purchaser shall have the right to approve in advance any written submittals, plan or material communications by Seller with TNRCC related to the Land. Seller shall notify and inform Purchaser of any communications with TNRCC related to the Land within two business days.

      (c) Seller, upon presentment to Purchaser of all approvals for such activities from any appropriate agency, may draw down on the funds in an amount necessary for completion of any required remediation of the Land. Schedule 1.12(c) lists all estimated remediation costs


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anticipated at this time. Upon receipt by Seller, and tender of copies of same to Purchaser, of final approval by all appropriate agencies of the completion of all such remediation, required by any such agencies, any funds remaining in escrow will be released to Seller. Purchaser must provide Seller and Seller's consultants reasonable access to the Land for such investigation and remediation.

                                     CLOSING

1.13. The Closing shall take place at the offices of CHICAGO TITLE COMPANY, Galveston, Texas, or such other location agreed to by Purchaser and Seller on or before May 15, 1998 (the "Closing Date").

                             DEFAULT AND TERMINATION

1.14. In the event Closing does not occur on or before the Closing Date, the following provisions shall apply:

      (a) If this Agreement has been properly terminated by either party pursuant to a right granted to that party hereunder, or has terminated by operation of law pursuant to the terms hereof, neither party shall thereafter have any obligation to the other except as set forth in Section 9.12 hereof.

      (b) If Closing failed to occur as a result of a breach or default of any term of this Agreement, the non-breaching party may, at its option, exercise and seek any and all legal remedies available to it including, without limitation, specific performance of this Agreement.

                                    ARTICLE 2
                     SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby represents and warrants to Purchaser that the following facts and circumstances are at the Closing Date true and correct:


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                          SELLER'S EXISTENCE AND POWER

2.01. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct the Business as previously and presently being conducted. To the best of Seller's knowledge, the nature of the Business and the character or location of the Assets do not require qualification by it to do business in any other states. Seller has the corporate power to own its property and to carry on the Business.

                               OWNERSHIP OF ASSETS

2.02. Except as set forth in Schedule 1.01(o), Seller is the sole owner of the Assets with full right to sell or dispose of them as Seller may choose. The Assets constitute all of the properties, assets and rights owned by, leased or rented by Seller and used in connection with the Business as reflected in the Financial Statements. Seller does not use any material software, properties, assets or rights in connection with the Business, except these Assets.

                              TAXES AND TAX RETURNS

2.03. Seller has filed all federal, state and local tax returns and reports of Seller which have become due to be filed, including extensions (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls), and such returns are complete and accurate in all material respects. Seller has paid all taxes, assessments, fees, interest, penalties (if any) and other governmental charges due with respect to the periods covered by such tax returns and reports and as reflected on said returns and reports. Seller is not delinquent in the payment of any taxes, assessments or governmental charges, and there are no assessments of additional taxes threatened against Seller or any of Seller's properties. No waiver of any statute of limitations or agreement for extension of time for assessment in respect of any tax liability of


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Seller has been given by Seller which is presently in effect. Without limiting the foregoing: (a) Seller has timely filed all FICA, FUTA and similar state and local tax returns and withholding of employee tax returns and reports of Seller which are required to be, and have become due to be, filed and has paid all amounts required to be paid thereunder, and (b) Seller has paid over to the appropriate taxing authorities all amounts required to have been withheld by Seller from employee compensation, except such withheld amounts not yet due to have been paid over, all of which amounts not yet paid over are being held by Seller for the account of the appropriate taxing authority. Seller does not know of any questions which have been raised by any federal, state or local taxing authority relating to taxes or assessments of Seller which, if determined adversely to Seller, would result in the assertion of any material tax deficiency.

                         TITLE TO ASSETS AND PROPERTIES

2.04. Seller has good and marketable title to all of the Assets other than those disclosed on Schedule 1.01(o). All such Assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

      (a) As to the personal property Assets, those liens disclosed on the UCC lien search to be provided by Seller to Purchaser, all of which shall be paid and discharged by Seller at or before Closing.

      (b) As to the Land, those matters accepted by Purchaser as Permitted Encumbrances; and

      (c) The lien of current Taxes not yet due and payable. No officer, director, or employee of Seller, nor any spouse, child, or other relative of any of these persons owns or has any interest, directly or indirectly, in any of the Assets.


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                              LAWS AND REGULATIONS

2.05. Except as disclosed on Schedule 2.05, Seller is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, relating to the Business or that would materially adversely affect the Assets.

                                   LITIGATION

2.06. Except as disclosed in Schedule 2.06, there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Seller or affecting Seller which would affect the Business or the Assets, at law or in equity or before any federal, state, municipal, local or other governmental authority, or before any arbitrator. Seller is not subject to any order, writ or decree of any court or other governmental authority affecting the Assets or the Business other than those disclosed in this Agreement and the Schedules thereto.

                                    AUTHORITY

2.07. Seller has the corporate power to execute and deliver this Agreement and the other documents and agreements contemplated hereby, and to consummate the transactions contemplated hereby, and has taken (or by the Closing will have taken) all action required by law, its Articles of Incorporation, Bylaws and otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby. The person or persons signing this Agreement on behalf of Seller are authorized to do so (or have been properly authorized to do so) under the Articles of Incorporation, Bylaws, or other documents governing Seller's business affairs. All acts, reports, and returns required to be filed by Seller with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Seller is a party or by which Seller is bound that would be violated by consummation of the transactions contemplated by this Agreement.

                                     BROKERS

2.08. Neither Seller nor any of Seller's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Seller's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

                              INSIDER TRANSACTIONS

2.09. Except as disclosed in Schedule 2.09 attached hereto, Seller is not, directly or indirectly, a party to any contract, lease or commitment with any officer or director of Seller or any affiliate of any such officer or director that relates to the Business. As used in this Section 2.09, the term "affiliate" shall mean any member of the immediate family of such officer or director, or any corporation, partnership, limited liability, trust, or other entity in which such officer or director has a substantial interest or is a director, officer, partner, manager or trustee.

                                 NO SUBSIDIARIES

2.10. Seller has no subsidiaries. Seller is not a partner or member of (nor is any part of the Business conducted through) any partnership or limited liability company.

                        ACCURACY OF FINANCIAL STATEMENTS

2.11. Seller has delivered to Purchaser copies of financial statements dated December 31, 1996, and December 31, 1997, copies of which are annexed hereto as
Schedule 2.11, which are sometimes referred to herein collectively as the "Financial Statements." The Financial Statements are complete and accurate and fairly present the financial condition of the Business and the income and expenses of the Business as of the respective dates thereof. The Business has no "material" liabilities or obligations ("material," for purposes of this Section 2.11 only, shall mean liabilities or obligations totaling in the aggregate more than $1,000) known or unknown, accrued, absolute or contingent, whether or not now due and payable (including, without limitation, any liability for federal, state or local taxes of the Seller), for any period ended on or prior to the respective dates of the Financial Statements or any liability or obligation in connection with any transaction or state of affairs entered into or existing on or before the respective dates thereof, which are not fully reflected and required so to be on the Financial Statements or otherwise disclosed to Purchaser in this Agreement or any of the Schedules attached hereto and incorporated herein.

                                    CONTRACTS

2.12. Schedule 1.01(b) attached hereto and incorporated herein is a copy of the Assigned Contract. Schedule 2.12 is a list of all material contracts and agreements of Seller that relate to the Business other than the Assigned Contract. Except as set forth in Schedule 1.01(b) or in Schedule 2.12 hereto, Seller is not a party to any material contract, agreement, lease, or power of attorney of any kind whatsoever associated with or relating to the Business. As to Seller, the Assigned Contract is valid and in full force and effect according to its material terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general). No material default by Seller exists under any contract, lease or agreement described in
Schedule 2.12, and no condition or state of facts exists which, with notice or the passage of time, or both, would constitute a default under any such contract, lease or agreement. To Seller's knowledge, the Assigned Contract is valid as to the other contracting parties thereto (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general) and there is no material default by any such party existing under the Assigned Contract, and no condition or state of facts exists which, with notice or the passage of time, or both would constitute a default by any such party thereunder. To the best of Seller's knowledge, the Assigned Contract is enforceable in accordance with the terms specifically set forth in writing on the face of the Assigned Contract against all other parties thereto (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general). To the best of Seller's knowledge, neither the execution, the delivery nor the performance of this Agreement or any other document or agreement contemplated hereby by Seller will cause any default in or breach of any provision of Seller's Articles of Incorporation, as amended, bylaws or any contract, agreement, or commitment to which Seller is a party or by which Seller is bound, and none of such actions will result in either acceleration, or any similar right, of any other party under the Assigned Contract, or constitute a default under the Assigned Contract, or result in the creation or imposition of any Encumbrance against any of the Assets. Should it be determined after the Closing Date that any such breach or default has occurred, Purchaser shall give Seller written notice of such breach or default and ten (10) business days after written notice to cure the same. Should Seller fail to cure same within such time period, Purchaser may, at Purchaser's option, cure same, and proceed to recover from Seller all costs and expenses of discharging same, including all attorney's fees, court costs, and other out-of-pocket expenses incurred by Purchaser incurring same and in recovering same from Seller.

                          EMPLOYEE PLANS AND AGREEMENTS

2.13. With regard to any and all employees of Seller who work or worked primarily for the Business, and except as disclosed in Schedule 2.13, Seller is not a party to any written or unwritten: (a) collective bargaining agreement, labor agreement, or other contract, agreement or arrangement with any union or other employee organization; (b) any employee welfare benefit plan, employee pension benefit plan, or other plan, program or arrangement that is subject to any portion of The Employee Retirement Income Security Act of 1974, as amended, or 29 U.S.C. Section 1001 et seq.; (c) any retirement plan or other benefit plan, program or arrangement intended to meet the requirements of Code Section 401; (d) any other retirement, deferred compensation, savings, for other plan, program or arrangement that provides retirement, savings or other economic benefits to employees and/or contractors of Seller; (e) any bonus, commission, incentive, or other contingent compensation plan, program or arrangement of any kind; (f) any plan, program or arrangement whereby one or more employees or contractors may receive, acquire, or purchase ownership interests in Seller, or the option to acquire same; (g) any plans, policies, programs or other arrangements providing for paid, unpaid, insured, uninsured or other benefits such as vacation days or time, sick days or time, personal days or time, jury duty days or time, severance pay, disability pay, maternity leave, other leave, etc.; (h) any plan, program, policy or arrangement providing for periodic increases in the rate of pay, compensation, remuneration or other benefits for any one or more employees or contractors of Seller; (i) any contract, agreement, or other arrangement dealing with or relating to any one or more employee's or contractor's employment, consulting services or work, other services, retainer, or otherwise.

                                    INSURANCE

2.14. All insurance maintained by Seller that relates primarily to the Business is listed and described on Schedule 2.14 hereto.

                           ABSENCE OF CERTAIN CHANGES

2.15. Except as described in Schedule 2.15, since December 31, 1997, Seller has not, with regard to the Business:

      (a) mortgaged, pledged or otherwise subjected (whether or not voluntarily) to any Encumbrance, any of the Assets;

      (b) sold, assigned or transferred or agreed to sell, assign or transfer any of Seller's tangible assets or canceled any debts or claims, except in each case in the ordinary course of business;

      (c) sold, assigned, exclusively licensed, or transferred or agreed to sell, assign, exclusively license, or transfer any trade names, copy rights, or other intangible assets or intellectual property;

      (d) suffered any extraordinary loss or knowingly waived or permitted to lapse any right of substantial value;

      (e) made any capital expenditures, or otherwise entered into any executory transactions or commitments to make any capital expenditures, in excess of $5,000 per item or $25,000 in the aggregate;

      (f) to the best of Seller's knowledge, failed to comply in any material respect with any applicable local, state or federal law, rule or regulation;

      (g) suffered any event or condition of any character, materially and adversely affecting the Assets, Business, properties, or prospects of Seller; or

      (h) made no material change in its employee labor force or in employee compensation or benefits.

                                    EMPLOYEES

2.16. A listing of all employees (including their rates of pay and their accrued but unpaid vacation, and sick days, and other accrued benefits) of Seller associated with the Business is attached as Schedule 2.16. Said Schedule 2.16 shall be updated as of the Closing.

                                    LICENSES

2.17. Schedule 2.17 is a list of or copies of all governmental or other regulatory licenses and permits held by (a) Seller relating to the operation of the Business (including, as to each such license or permit, the name of the owner of the license or permit, the issuing authority, a description of the subject matter of the license or permit, and the termination date, if any, or notice requirement with respect to termination and renewal options) and (b) any employees of Seller in connection with their services for the Business. To the best of Seller's knowledge, the licenses and permits described on Schedule 2.17 authorize Seller to operate the Business. To the best of Seller's knowledge, all such licenses and permits are in full force and effect, and there currently are not any material defaults or deficiencies thereunder; and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a material default or deficiency thereunder. It is the parties' desire that the validity, continuation and effectiveness of all of Seller's licenses and permits will in no way be affected by the transfer of such licenses to Purchaser under this Agreement. To that end, Seller shall use all reasonable and necessary means at its disposal to cause an appropriate consent to such transfer to be delivered to Purchaser, any costs of same to be borne by Seller. Seller is not aware of any proceeding or investigation by any governmental body, governmental subsidiary, or governmental agency relating to the Business.

                                   DISCLOSURE

2.18. No representation or warranty by Seller in this Agreement or in any other document or agreement contemplated hereby, and no statement in this Agreement or any Schedule or certificate furnished or to be furnished to Purchaser pursuant hereto contains any materially untrue statement or omits to state a fact necessary in order to make the statements contained herein or therein not materially misleading.

                             VALIDITY OF AGREEMENTS

2.19. Upon execution and delivery by all parties, the obligations of Seller under this Agreement and all other documents and agreements to be executed by Seller in connection herewith will constitute the valid and binding obligations of Seller, and be binding against Seller and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general).

          TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL

2.20. Except as provided in Schedule 2.20, the execution and delivery of this Agreement and the other documents and agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby, will not result in the creation or imposition of any Encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental entity, subdivision or regulatory agency as to Seller's participation herein.

                         CONDITION OF PERSONAL PROPERTY

2.21. Except as shown in Schedule 2.21, all of the tangible Assets are, as of the Closing, in a condition suitable for the purposes for which they are being used by Seller immediately prior to the Closing.

                         NET PROFIT IN ASSIGNED CONTRACT

2.22. The Assigned Contract, from the date of Closing to the Date of Completion shall have an aggregate Net Profit of One Million and No/100 Dollars ($1,000,000.00) computed in accordance with Section 1.07(c) hereof.

                                    ARTICLE 3
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser represents and warrants to Seller that:

                         PURCHASER'S EXISTENCE AND POWER

3.01. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Texas and has full corporate power and authority to conduct its business as previously and presently being conducted.

                                    AUTHORITY

3.02. Purchaser has the corporate power to execute and deliver this Agreement and the other documents and agreements contemplated hereby, and to consummate the transactions contemplated hereby, and has taken (or by the Closing will have taken) all action required by law, its Articles of Incorporation, Bylaws and otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby. The person or persons signing this Agreement on behalf of Purchaser are authorized to do so under the Articles of Incorporation, Bylaws, or other documents governing Purchaser's business affairs. All acts, reports, and returns required to be filed by Purchaser with any government or regulatory agency with respect to this transaction have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

                               LAWS & REGULATIONS

3.03. Purchaser is not in default or in violation of any law; regulation; court order; or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency, or instrumentality, wherever located, relating to the Business or that would materially adversely affect the Assets.

                                   LITIGATION

3.04. Except as disclosed in Schedule 3.04, there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Purchaser or affecting Purchaser or any of Purchaser's assets, at law or in equity or before any federal, state, municipal, local or other governmental authority, or before any arbitrator. Purchaser is not subject to any order, writ or decree of any court or other governmental authority.

               LIMITED REPRESENTATIONS OR WARRANTIES BY PURCHASER

3.05. Purchaser is sophisticated and experienced in vessel construction and has been afforded full opportunity to inspect the Assets. Except as explicitly set forth in Articles 2 and 4, and subject to performance of the obligations set forth in Section 1.12, Purchaser is not relying on any statements or representations by Seller as to the fitness of the Assets in connection with this transaction. Purchaser accepts the Assets "As Is", and with all faults. Purchaser agrees that Seller makes no warranties, express or implied, concerning the Assets or the potential income to be derived from the Assets other than those representations and warranties in Article 2 hereof and the covenants in Article 4 hereof. SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE WITH REGARD TO THE ASSETS.

                         CONSTRUCTION OF CANOPY COVERS

3.06. Purchaser understands that Seller will have after Closing a continuing obligation to produce and deliver a number (not to exceed five) of sets of barge canopy covers for Cargill, Incorporated. The specifications for such covers are set forth in Schedule 3.06 hereto. Purchaser agrees that it will build and deliver up to five sets of these covers under purchase orders to be delivered by Seller to Purchaser within ten (10) business days after the Closing. Purchaser will not charge in excess of Eighty-Eight Thousand Nine Hundred Fifty-Five and No/100 Dollars ($88,955) per set of covers to produce the covers to specification and install the covers on Cargill's barges, which are otherwise completed.

                                     BROKERS

3.07. Neither Purchaser nor any of Purchaser's officers, directors, employees, or stockholders, has retained, consented to, or authorized any broker, investment banker, or third party to act on Purchaser's behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

                             VALIDITY OF AGREEMENTS


3.08. Upon execution and delivery by all parties, the obligations of Purchaser under this Agreement and all other documents and agreements to be executed by Purchaser in connection herewith will constitute the valid and binding obligations of Purchaser, and be binding against Purchaser and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general).

          TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL

3.09. The execution and delivery of this Agreement and the other documents and agreements contemplated hereby by Purchaser and the consummation of the transactions contemplated hereby will not require the authorization, consent, or approval of any third party, including any governmental entity, subdivision or regulatory agency as to Purchaser's participation herein.

                                    ARTICLE 4
                               SELLER'S COVENANTS

      Seller covenants to Purchaser that from and after the date of this Agreement until the Closing Date, and after Closing where specified, Seller shall:

                               BUSINESS OPERATIONS

4.01. Prior to the Closing, except as otherwise approved by Purchaser, Seller shall conduct the Business only in the ordinary course consistent with past practice and in such a manner that the representations, warranties and covenants contained herein shall be true and correct at and as of the Closing (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Seller at the Closing shall have been satisfied. Seller shall, consistent with conducting the business of the Business in accordance with reasonable business judgment, preserve the Business intact, endeavor to keep available to Seller the services of its present employees (except those dismissed by Seller or those who voluntarily discontinue their employment), and endeavor to preserve for Purchaser the goodwill of the customers, suppliers, clients and others having business relations with Seller that relate to the Business.

                      MAINTENANCE OF ASSETS AND PROPERTIES

4.02. Maintain the Assets in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation, wear, and tear.

                                ABSENCE OF LIENS

4.03. Not, sell, pledge, lease, mortgage, encumber, dispose of, or agree to do any of these acts regarding any of the Assets, other than in the normal course of business, without the prior written approval of Purchaser.

                               MAINTAIN INSURANCE

4.04. Keep in force all policies of insurance covering the Assets. If Purchaser so requests in writing, Seller shall purchase additional insurance as may be reasonably required at Purchaser's expense.

                           PERFORMANCE OF OBLIGATIONS

4.05. Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting the Assets.

                           NOTIFICATION OF LITIGATION

4.06. Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative, or other proceedings, suits, investigations, inquiries, complaints, notices of violation, or other process; or other judgments, orders, directives, injunctions, or restrictions against or involving the Assets or that could adversely affect the Assets.

                                   NOT SOLICIT

4.07. Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition, sale, lease or transfer of any or all of the Business or the Assets.

                                 RESIST BROKERS

4.08. Assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder's fee, or commission against Purchaser or Seller in connection with the transactions contemplated by this Agreement.

                             COOPERATE IN PUBLICITY

4.09. Coordinate any written publicity regarding this transaction with Purchaser.

                     PROVIDE SALES AND USE TAX CERTIFICATES

4.10. Furnish to Purchaser clearance certificates from the appropriate agencies in all states where Seller is qualified to do business and any related certificates that Purchaser may reasonably request as evidence that all sales, use, and other tax liabilities of Seller (other than income tax liabilities) accruing before the Closing Date have been fully satisfied or provided for by Seller.

                             PROVIDE UCC CLEARANCES

4.11. Deliver to Purchaser a Business and Commerce Code search report issued by the Secretary of State in each state where Seller owns personal property and dated as of a date not more than ten (10) days before the Closing Date. The report must indicate that there are no filings under the UCC on file with the Secretary of State that name Seller as debtor or otherwise indicate any lien on the assets and properties of Seller, except for the liens otherwise disclosed in this Agreement which shall be paid and released at Closing.

                             DELIVER TITLE POLICIES

4.12. Deliver to Purchaser title insurance policies, dated as of the Closing Date, issued by title insurance companies acceptable to Purchaser and at Purchaser's expense. The policies shall insure fee simple title in Purchaser to the Land, subject only to the following:

      (a) The lien, if any, of current real property taxes, payment of which are not delinquent.

      (b) Objections and exceptions noted in the title insurance policies that have been approved by Purchaser pursuant to Article 1.06 hereof.

      (c) The Permitted Encumbrances.

Liability coverage under the title insurance policies shall be at least equal to or greater than the portion of the Purchase Price allocated to the Land in this Agreement.

                              CHANGE CORPORATE NAME

4.13. Deliver to Purchaser an amendment to Seller's Articles of Incorporation and any other documents necessary to reflect the assignment or transfer of the name "Galveston Shipbuilding Company" in favor of Purchaser.

                             ACCESS AND INFORMATION

4.14. (a) Prior to the Closing, Seller shall give to Purchaser and Purchaser's representatives reasonable access during normal business hours to the Assets and to the financial statements and other relevant documents that relate only to the Business and will make available, and use Seller's best efforts to cause its employees and agents to make available, copies of all such documents and information with respect only to the Business as representatives of Purchaser may from time to time request. Seller shall not be obligated to provide Purchaser with access to or copies of any information that does not relate strictly and exclusively to the Business or the Assets, including without limitation, documents containing information concerning Seller's other business operations. Prior to the Closing Date, Seller shall be available to confer on a reasonable basis upon request by Purchaser with one or more representatives of Purchaser to report material operational matters and to report the general status of on-going operations. Seller shall notify Purchaser of any material adverse change in the Assets, or in the financial position, earnings or business of the Business prior to Closing, and any unexpected emergency or other unanticipated material change in the Business, and any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that any of same may be contemplated or pending) involving Seller and relating to the Business, and shall keep Purchaser fully informed of such events and permit Purchaser's representatives to participate in all discussions relating thereto. After Closing, and prior to the completion of the Assigned Contract, Seller shall give to Purchaser and Purchaser's representatives reasonable access during normal business hours to financial information and other documents relevant only to the Business and will use Seller's best effort to cause its employees and agents to make available copies of all such documents and information which relate to the Business and not to Seller's other business operations.

      (b) Purchaser is required under the federal securities laws to present the audited financial statements for two (2) fiscal years of Seller's operations as part of Purchaser's financial statements to be filed with the Securities and Exchange Commission. Seller agrees to cooperate after the Closing with Purchaser's accountants in the preparation of such audited financials. Seller acknowledges that Seller has been informed that Purchaser must have such audited financial statements completed within sixty (60) days after Closing and Seller shall use its best efforts to assist in the compilation of such information.

                             CONSENTS AND APPROVALS

4.15. Seller shall take the necessary corporate or other action and shall use its best efforts to secure before the Closing all necessary consents, approvals and amendments of agreements required of Seller to carry out the transactions contemplated by this Agreement and to satisfy the conditions precedent specified herein.

                                   USE OF NAME

4.16. At the Closing and at any time thereafter upon the request of Purchaser, Seller shall provide to Purchaser such consents and shall perform such other acts as may be necessary to enable Purchaser to have the exclusive right to use the name "Galveston Shipbuilding Company" and such other logos, trade names and trademarks used by Seller in connection with the Business.

                                    ARTICLE 5
                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

      The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

                 REPRESENTATIONS, WARRANTIES AND COVENANTS TRUE

5.01. All of the representations, warranties and covenants of Seller contained in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects; Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and Purchaser shall be furnished with a certificate of an officer of Seller dated the Closing, certifying to the truth of such representations, warranties and covenants as of the time of the Closing and to the fulfillment of such covenants and conditions.

                        CORPORATE AND STOCKHOLDER ACTION

5.02. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Seller. Purchaser shall also receive copies of all appropriate resolutions of Seller's Board of Directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

                        EXECUTION OF CONSULTING AGREEMENT

5.03. West Gulf Marine, Inc. and Purchaser shall execute a Barge Construction Consulting Agreement attached hereto as Exhibit G and incorporated herein.

                           OPINION OF SELLER'S COUNSEL

5.04. Purchaser shall have been furnished with an opinion, dated as of the Closing of McLEOD, ALEXANDER, POWEL & APFFEL, P.C., legal counsel to Seller, in substance as set forth in Exhibit H attached hereto or as otherwise acceptable to Purchaser.

                                    AUTHORITY

5.05. All action required to be taken by or on the part of Seller to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Seller.

                            NO OBSTRUCTIVE PROCEEDING

5.06. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Sellers or its affiliates which seeks to, or would, render it unlawful to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

                                NO ADVERSE CHANGE

5.07. From the date of this Agreement until the Closing, the operations of the Seller's Business shall have been conducted in the ordinary course of business, and from the date of the Financial Statements until the Closing no event shall have occurred or have been threatened which has or would have a material and adverse affect upon the Business; and Seller shall not have sustained any loss or damage to its Assets or property, whether or not insured, or union activity, that affects materially and adversely its ability to conduct the Business.

                             RELEASE OF ENCUMBRANCES

5.08. All Encumbrances except Permitted Encumbrances shall have been released at or prior to the Closing.

                                    CONSENTS

5.09. Seller has obtained all written third party consents necessary for the valid assignment to Purchaser of those contracts and leases to be assumed by Purchaser, including but not limited to the Assigned Contract and the Crane Leases.

                                   NAME CHANGE

5.10. Seller shall amend its Articles of Incorporation to change its name from "Galveston Shipbuilding Company" to "West Gulf Marine, Inc." In the event that West Gulf Marine, Inc. is not available, any other name may be used, provided the Barge Construction Consulting Agreement provided for in Section 5.03 is executed with such company.

                                    ARTICLE 6
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

      The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.

                                CORPORATE ACTION

6.01. All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Purchaser. Seller shall receive copies of all appropriate resolutions of Purchaser's Board of Directors and shareholders relating to this Agreement. The resolutions shall be certified by their respective corporate secretaries.

                         REPRESENTATIONS AND WARRANTIES

6.02. All of the representations, warranties and covenants of Purchaser contained in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects; Purchaser shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing; and Seller shall be furnished with a certificate of an officer of Purchaser dated the Closing, certifying to the truth of such representations, warranties and covenants as of the time of the Closing and to the fulfillment of such covenants and conditions.

                         OPINION OF PURCHASER'S COUNSEL

6.03. Seller shall have been furnished an opinion dated as of the Closing of Griggs & Harrison, P.C., Texas counsel to Purchaser, in substance, as set forth in Exhibit I, attached hereto or as otherwise acceptable to Seller.

                        EXECUTION OF CONSULTING AGREEMENT

6.04. West Gulf Marine, Inc. and Purchaser shall execute a Barge Construction Consulting Agreement attached hereto as Exhibit G and incorporated herein.

                            NO OBSTRUCTIVE PROCEEDING

6.05. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Purchaser or its affiliates which seeks to, or would, render it unlawful to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

                                    ARTICLE 7
                       PARTIES' OBLIGATIONS AT THE CLOSING

                       SELLER'S OBLIGATIONS AT THE CLOSING

7.01. At the Closing, Seller shall execute, if appropriate, and shall deliver to
Purchaser:

      (a) A bill of sale and assignment in substantially the form attached as Exhibit J, sufficient to convey to Purchaser all rights, title, and interest in and to all of the Assets which constitute personal property.

      (b) A General Warranty Deed in substantially the form attached as Exhibit K, conveying good and marketable title to the Land, subject only to the matters listed in Article 4.12 hereof.

      (c) All documentation in the possession of Seller necessary to operate and to use the Assets.

      (d) Corporate and shareholders' resolutions authorizing the sale and transfer of the Assets.

      (e) The documents described in Article 4 hereof.

      (f) A consulting contract between West Gulf Marine, Inc. and Purchaser in the form attached hereto as Exhibit G;

      (g) The executed certificate required in Section 5.01 hereof;

      (h) The signed opinion of counsel referred to in Section 5.04 hereof; and

      (i) All other documents and instruments required or contemplated by this Agreement.

      (k) Articles of Amendment of Seller charging Seller's name from Galveston Shipbuilding Company.

      Seller, at any time before or after the Closing Date, shall execute, acknowledge, and deliver to Purchaser any further deeds, assignments, conveyances, documents, and instruments of transfer of the Assets reasonably requested by Purchaser consistent with this Agreement. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser or reducing to possession the Assets.

                       PURCHASER'S OBLIGATION AT CLOSING

7.02. At the Closing, Purchaser shall deliver to Seller against delivery of the items specified in Article 7.01:

      (a) A certified or cashier's check or wire transfer in the amount of the Purchase Price payable to Seller in federal funds currently available in Texas;

      (b) An assumption agreement by which Purchaser agrees to perform the Assumed Obligations, in substantially the form attached as Exhibit L;

      (c) The documents described in Section 6.01 hereof and all other documents and instruments required or contemplated by this Agreement.

                                    ARTICLE 8
                     SELLER'S OBLIGATIONS AFTER THE CLOSING

                               REMOVAL OF PROPERTY

8.01. Seller agrees that it will, within thirty (30) days after Closing, remove any of its property not sold under this Agreement and located on the Land. Purchaser will provide Seller with reasonable access to the property for this purpose.

                                 INDEMNIFICATION
                               INDEMNITY BY SELLER

8.02. Seller shall indemnify, defend and hold Purchaser free and harmless from and against:

      (a) all Excluded Liabilities;

      (b) any Encumbrance(s) except for Permitted Encumbrances upon any of the Assets;

      (c) any and all damages, losses, liabilities, obligations, claims, causes of action, expenses and costs incurred as a result of or arising out of any breach by Seller of, or any failure to perform by Seller of, any term, condition, provision, warranty, representation or undertaking of this Agreement or any other document(s) and agreement(s) executed by Seller in connection with this Agreement; and

      (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, attorneys' fees, interest, penalties and amounts paid in settlement of any such claim) relating to any of the foregoing.

      Seller shall pay to Purchaser or any affiliate of Purchaser, as the case may be, all amounts owed to Purchaser pursuant to this Section 8.02 within ten
(10) days after written demand therefor. In the event that any third person, including, without limitation, any governmental taxing authority, shall assert any claim or action in excess of $1,000 against Purchaser or an affiliate of Purchaser which, if successful, might result in a claim for indemnity hereunder (collectively, an "indemnifiable loss"), Purchaser shall promptly notify Seller, in writing, of such claim or action, and at Seller's option, Seller may, at Seller's sole expense, assume control over the defense of such claim or action; but in any event Purchaser (and its affiliates, as the case may be) shall have the right to participate in the defense of any such claim or action. If, after notice thereof, Seller shall not assume the defense of, or if after so assuming such defense Seller shall fail to continue to defend, any such claim or action, Purchaser (and its affiliates, as the case may be) may defend any such claim or action, and Purchaser (and its affiliates, as the case may be) may then settle or compromise such claim or action on terms it deems reasonable. Seller shall promptly satisfy and pay any final judgment rendered with respect to any such claim or action, or any compromise or settlement thereof, and shall pay the reasonable expenses, legal or otherwise of Purchaser (and its affiliate, as the case may be) in the defense of any such claim or action. If Seller does not pay any such indemnifiable loss pursuant to any such judgment, settlement or compromise within ten (10) days after written demand, Purchaser may pay the same and may proceed directly against Seller to recover same, together with all costs, including attorney's fees, court costs, and other out-of-pocket expenses incurred by Purchaser in pursuing same. For purposes hereof, an "affiliate" of Purchaser shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with Purchaser. The indemnity obligations established in Section 8.02(c) shall be subject to an aggregate deductible of Twenty-Five Thousand and No/100 Dollars ($25,000.00), such that Purchaser shall not be entitled to recover from Seller under this Section 8.02(c) until the total amount recoverable exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00).

                             INDEMNITY BY PURCHASER

8.03. Purchaser shall indemnify, defend and hold Seller free and harmless from and against:

      (a) all liabilities of Seller assumed by Purchaser hereunder;

      (b) any and all damages, losses, liabilities, obligations, claims, causes of action, expenses and costs incurred as a result of or arising out of any breach by Purchaser of, or any failure to perform by Purchaser of, any term, condition, provision, warranty, representation or undertaking of this Agreement or any other document(s) and agreement(s) executed by Purchaser in connection with this Agreement;

      (c) any and all damages, losses, liabilities, obligations, claims, causes of action, expenses and costs incurred as a result of or arising out of any error, omission or act of Purchaser, its agents, employees or officers after Closing; and

      (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, attorneys' fees, interest, penalties and amounts paid in settlement of any such claim) relating to any of the foregoing.

      Purchaser shall pay to Seller or any affiliate of Seller, as the case may be, all amounts owed to Seller pursuant to this Section 8.03 within ten (10) days after written demand therefor. In the event that any third person, including, without limitation, any governmental taxing authority, shall assert any claim or action in excess of $1,000 against Seller or an affiliate of Seller which, if successful, might result in a claim for indemnity hereunder (collectively, an "indemnifiable loss"), Seller shall promptly notify Purchaser, in writing, of such claim or action, and at Purchaser's option, Purchaser may, at Purchaser's sole expense, assume control over the defense of such claim or action; but in any event Seller (and its affiliates, as the case may be) shall have the right to participate in the defense of any such claim or action. If, after notice thereof, Purchaser shall not assume the defense of, or if after so assuming such defense Purchaser shall fail to continue to defend, any such claim or action, Seller (and its affiliates, as the case may be) may defend any such claim or action, and Seller (and its affiliates, as the case may be) may then settle or compromise such claim or action on terms it deems reasonable. Purchaser shall promptly satisfy and pay any final judgment rendered with respect to any such claim or action, or any compromise or settlement thereof, and shall pay the reasonable expenses, legal or otherwise of Seller (and its affiliate, as the case may be) in the defense of any such claim or action. If Purchaser does not pay any such indemnifiable loss pursuant to any such judgment, settlement or compromise within ten (10) days after written demand, Seller may pay the same and may proceed directly against Purchaser to recover same, together with all costs, including attorney's fees, court costs, and other out-of-pocket expenses incurred by Seller in pursuing same. For purposes hereof, an "affiliate" of Seller shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with Seller. The indemnity obligations established in Section 8.03(b) shall be subject to an aggregate deductible of Twenty-Five Thousand and No/100 Dollars ($25,000.00), such that Seller shall not be entitled to recover from Purchaser under this Section 8.03(b) until the total amount recoverable exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00). THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT: THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

                                    ARTICLE 9
                               GENERAL PROVISIONS

             SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.01. All statements contained in any certificate delivered by or on behalf of a party to this Agreement pursuant hereto shall be deemed to be representations and warranties made by such party hereunder. The covenants, representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the Closing for the longest period permitted by applicable law.

                                     NOTICES

9.02. All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing, are effective upon receipt, and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

   If to Seller:                      Mr. Harry J. Fiegel, Jr.
                                      Galveston Shipbuilding Company
                                      P.O. Box 2660
                                      Galveston, Texas  77553

            with a copy to:           Mr. David E. Cowen
                                      McLeod, Alexander, Powel & Apffel, P.C.
                                      P.O. Box 629
                                      Galveston, Texas   77553

   If to Purchaser:                   Mr. Samuel F. Eakin
                                      FW Marine Properties, Inc.
                                      4000 South Sherwood Forest Blvd., Ste. 603
                                      Baton Rouge, Louisiana 70816

            with a copy to:           Mr. Robert T. Bowsher
                                      Breazeale, Sachse & Wilson, L.L.P.
                                      Twenty-Third Floor, One American Place
                                      P.O. Box 3197
                                      Baton Rouge, Louisiana   70821-3197

                     BINDING EFFECT/ASSIGNMENT OF AGREEMENT

9.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

                                  GOVERNING LAW

9.04. This Agreement shall be construed and governed by the laws of the State of Texas and is to be performed in Galveston, Galveston County, Texas.

                               AMENDMENTS; WAIVER

9.05. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

                                ENTIRE AGREEMENT

9.06. This Agreement, together with any documents and schedules given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is
(a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

                                     WAIVER

9.07. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement. No term, condition or provision of this Agreement will be deemed to have been waived unless such waiver is expressed in writing and signed by the party against whom enforcement of such waiver is sought.

                             SCHEDULES AND EXHIBITS

9.08. All schedules, exhibits, and documents referred to in or attached to this Agreement are hereby incorporated herein by reference in their entirety, and are integral parts of this Agreement as if fully set forth herein. The inclusion of any matter on a Schedule hereto does not automatically constitute an admission by Seller that such matter: (a) is material; or (b) reaches or exceeds the limits or qualifications set forth in the corresponding Section of this Agreement; or (c) arose out of the ordinary course of business. Capitalized terms used in the Schedules shall have the same meanings as set forth in the Agreement for such capitalized terms.

                                    EXPENSES

9.09. All expenses incurred by the parties in connection with the preparation of this Agreement and the other agreements contemplated hereby and in connection with the Closing of the transactions contemplated hereby, including, without limitation, attorneys' fees, accounting fees, investment advisor's fees and disbursements, shall be borne by the respective parties incurring such expense.

                                  COUNTERPARTS

9.10. This Agreement may be executed in any number of duplicate counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

                              RULES OF CONSTRUCTION

9.11. All captions, titles and section numbers are for convenience only, and shall not be construed to explain, modify, amplify, or aid in interpreting or determining the meaning of any provision of this Agreement. All references herein to the singular shall include the plural, and vice versa, and all references herein to the neuter shall include the masculine or feminine, as the case may be, and vice versa. When general words or terms are used herein followed by the word "including" (or another form of the word "include") and words of particular and specific meaning, the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning. Each term, condition and provision of this Agreement shall be interpreted and construed in such manner as is necessary to make same valid and enforceable to the fullest extent permitted by law. All parties have participated in the drafting of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having or being deemed to have drafted, structured or dictated such provisions. Time is of the essence of this Agreement.

                                 CONFIDENTIALITY

9.12. Seller has or will disclose to Purchaser the confidential information called for herein and may disclose other information to Purchaser of a confidential and proprietary nature not specifically called for herein. All such information is referred to as the "Confidential Information." Purchaser agrees that in the event this Agreement is terminated and fails to close for any reason, and in any event prior to Closing, Purchaser will not use the Confidential Information for any purpose other than the confidential evaluation by Purchaser of this transaction. Purchaser agrees not to disclose the Confidential Information to any third party except as absolutely necessary for confidential evaluation of the transaction, and Purchaser will cause any such third party to agree in writing to abide by the terms of this Section 9.12. Upon termination of this Agreement, all documents and tangible items reflecting Confidential Information, including all copies thereof, will be returned to Seller immediately.

      SIGNED on this the 1st day of May, 1998.

                                       SELLER:

                                       GALVESTON SHIPBUILDING COMPANY


                                       By:    /s/ HARRY J. FIEGEL, JR.
                                          ------------------------------------
                                          Name:   Harry J. Fiegel, Jr.
                                          Title:  President

                                       PURCHASER:

                                       FW MARINE PROPERTIES, INC.


                                       By:    /s/ SAMUEL F. EAKIN
                                          ------------------------------------
                                          Name:   Samuel F. Eakin
                                               -------------------------------
                                          Title:  Chairman and Chief
                                                    Executive Officer
                                                ------------------------------

                                LIST OF EXHIBITS


   A        -        Description of Land [Section 1.01(a)]
   B        -        Title Company Escrow Agreement [Section 1.10]
   C        -        Description of Filled Land [Section 1.10]
   D        -        Lease for Filled Land [Section 1.10]
   E        -        Description of Option Property [Section 1.11]
   F        -        Environmental Remediation Escrow Agreement [Section 1.12]
   G        -        Barge Consulting Agreement [Section 5.03]
   H        -        MAPA Legal Opinion [Section 5.04]
   I        -        G&H Legal Opinion [Section 6.03]
   J        -        Bill of Sale and Assignment [Section 7.01(a)]
   K        -        Warranty Deed [Section 7.01(b)]
   L        -        Assignment and Assumption of Contracts [Section 7.02(b)]


                                LIST OF SCHEDULES

   1.01(a)           Appraisals
   1.01(b)           Assigned Contracts
   1.01(o)           Crane Leases
   1.12(b)           Phase I Audit
   1.12(c)           Estimated Remediation Costs
   2.05              Laws and Regulations
   2.06              Litigation Concerning Seller
   2.09              Insider Transactions
   2.11              Financial Statements
   2.12              Contracts (Except Assigned Contracts)
   2.13              Employee Plans and Agreements
   2.14              Insurance
   2.15              Absence of Certain Changes
   2.16              Employees
   2.17              Licenses
   2.20              Encumbrances or Third Party Approval
   2.21              Condition of Tangible Assets
   3.04              Litigation Concerning Purchaser
   3.06              Canopy Cover Specifications